Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-226043-01 on Form S-3 of our report dated April 8, 2021, relating to the consolidated financial statements and financial statement schedules of CBL & Associates Limited Partnership and subsidiaries (Debtors-In-Possession) appearing in this Annual Report on Form 10-K of CBL & Associates Properties, Inc. and CBL & Associates Limited Partnership for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

April 8, 2021